CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 12, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report of Keyport Variable Investment Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants and Financial Statements" in the Statement of Additional Information.

/s/ Price Waterhouse LLP
    Price Waterhouse LLP
    Boston, Massachusetts
    April 25, 1997